UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a)

of the Securities Exchange Act of 1934

(Amendment No. 1)

Filed by the Registrant ☑

Filed by a Party other than the Registrant ☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☑	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Pursuant to §240.14a-12

Digital Brands Group, Inc.

(Name of Registrant as Specified In Its Charter)

Not Applicable

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☑	No fee required.

☐	Fee paid previously with preliminary materials.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

EXPLANATORY NOTE

On September 14, 2022, Digital Brands Group, Inc. (the “Company”) filed a definitive proxy statement (the “Proxy Statement”) with the Securities and Exchange Commission in connection with its 2022 annual meeting of shareholders scheduled to be held on October 13, 2022 (the “Annual Meeting”).

This Amendment (this “Amendment”) to the Proxy Statement is being made available on October 7, 2022 to the shareholders of record as of September 8, 2022 for use at the Company’s Annual Meeting.

Except as described in this Amendment, the information provided in the Proxy Statement remains unchanged and continues to apply. To the extent the information in this Amendment differs from or updates information contained in the Proxy Statement, the information in this Amendment shall control. This Amendment should be read in conjunction with the Proxy Statement. A copy of the Proxy Statement is available on the internet at https://www.digitalbrandsgroup.co/ through the Investor Relations link, or on the SEC’s EDGAR system at www.sec.gov/edgar.

CHANGES TO PROXY STATEMENT

The Proxy Statement incorrectly stated that Proposal 6 is a non-routine matter, when in fact Proposal 6 is a routine matter. This Amendment is provided to replace disclosures in the Proxy Statement that described the non-routine nature of Proposal 6 with descriptions of the routine nature of Proposal 6, and to clarify that Proposals 2 and 6 are not dependent on any other Proposals.

Amendments to the Proxy Statement

The disclosure provided in the third paragraph under “Vote Required” on page 10 of the Proxy Statement is amended and restated in its entirety to read as follows:

“If the stockholders do not approve the Amendment, the increase in authorized shares of Common Stock will not be implemented. Proposal Nos. 3, 4, 5 and 7 are dependent upon approval Proposal Nos. 2 and 6. It is important for you to note that in the event that the Proposal Nos. 2 and 6 are not approved, the Company will not (i) consummate the acquisition of Sunnyside, LLC, (ii) be able to allow the conversion of outstanding convertible notes and (iii) have the ability to draw down amount under its equity line of credit.”

The disclosure provided in the first paragraph under “Possible Effects of Disapproval of this Proposal” on page 30 of the Proxy Statement is amended and restated in its entirety to read as follows:

“Proposal Nos. 3, 4, 5 and 7 are dependent upon approval Proposal Nos. 2 and 6. If this Proposal No. 6 is not approved by our stockholders, we will not be able to maintain our listing on the Nasdaq Capital Market which would have a material adverse effect on our ability to raise additional funds. Our ability to successfully implement our business plans and ultimately generate value for our stockholders is dependent on our ability to maximize capital raising opportunities. If we were unsuccessful in raising additional capital, we would be required to curtail our plans to expand our manufacturing and sales capabilities and instead reduce operating expenses, dispose of assets, as well as seek extended terms on our obligations, the effect of which would adversely impact future operating results.”

The disclosure provided in the second paragraph under “Vote Required; Board of Directors Recommendation” on page 30 of the Proxy Statement is amended and restated in its entirety to read as follows:

“Proposal No. 6 is a routine matter. Brokers and other nominees that do not receive instructions are generally entitled to vote on this proposal. An abstention from voting by a stockholder present virtually via the live audiocast or represented by proxy at the meeting or a broker non-vote by a broker who elects to non-vote instead of using its voting discretion has the same legal effect as a vote “against” the matter, although they will be considered present for the purpose of determining the presence of a quorum.”